Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-124590, 333-145120, 333-161219 on Form S-8 and Registration Statement No. 333-163276 on Form S-3 of our report dated March 12, 2010, relating to the consolidated financial statements and financial statement schedules of Commercial Vehicle Group, Inc. and subsidiaries (the “Company”), and our report dated March 12, 2010 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Columbus, Ohio
March 12, 2010